Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3645	April 30, 2008
Brenda A. Blake, ext. 3202
AmeriGas Partners Reports Record Results, Reiterates 2008 Guidance
VALLEY FORGE, Pa., April 30 — AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported net income for the second fiscal quarter ended March 31, 2008 of $133.0 million, a nearly 11% increase compared to net income of $119.9 million for the same period last year.
The Partnership’s earnings before interest expense, income taxes, depreciation and amortization (EBITDA) increased to $171.8 million for the second fiscal quarter of 2008, a new record for the quarter and a 9.8% increase over last year’s record EBITDA of $156.4 million. For the three months ended March 31, 2008, retail volumes sold were essentially unchanged from the prior-year period, as the beneficial impacts of cooler weather and higher volumes sold from businesses acquired last year were more than offset by a number of factors, including customer conservation resulting from significant increases in propane sales prices caused by record high propane costs and general economic conditions. Weather was virtually normal during the recent quarter and 4.0% colder than in the prior-year period, according to the National Oceanic and Atmospheric Administration (NOAA). The average wholesale cost of propane at Mont Belvieu, Texas for the 2008 quarter increased more than 50% over the average cost in the same period last year.
Eugene V. N. Bissell, chief executive officer of AmeriGas, said, “I am happy to report record second quarter EBITDA for a second consecutive year. Faced with a challenging operating environment, our employees continued to execute on our strategies and delivered excellent operating results while maintaining a focus on building long-term value for unitholders. Based upon the strength of our results, we continue to expect EBITDA to be in the range of $300 million to $310 million for the fiscal year ending September 30, 2008. In addition, yesterday we announced a distribution increase of 5% to $2.56 per unit on an annualized basis and increased our annual distribution growth objective to 5% from 3%. These announcements clearly reflect our confidence in the AmeriGas business model of long term, steady growth.”
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AmeriGas Partners Reports Record Results, Reiterates 2008 Guidance	Page 2
Revenues for the quarter were $1,006.7 million versus $809.8 million a year ago primarily due to higher retail selling prices associated with significantly higher commodity prices. Operating income rose 10% to $153.3 million for the quarter principally reflecting higher retail unit margins partially offset by higher operating and administrative expenses. Operating and administrative expenses increased $9.0 million year-over-year for the quarter primarily due to expenses associated with acquisitions and higher vehicle and uncollectible accounts expenses.
AmeriGas Partners is the nation’s largest retail propane marketer, serving nearly 1.3 million customers from over 600 locations in 46 states. UGI Corporation (NYSE:UGI), through subsidiaries, owns 44% of the Partnership and individual unitholders own the remaining 56%.
AmeriGas Partners, L. P. will host its second quarter FY 2008 earnings conference call on Wednesday, April 30, 2008, at 4:00 PM ET. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://www.shareholder.com/ugi/APU/medialist.cfm or at the company website; www.amerigas.com and click on Investor Relations. The webcast replay will be available through May 30. A telephonic replay will be available from 7:00 PM ET on April 30 through midnight Friday, May 2. The replay may be accessed at 888-203-1112, passcode 1381490 and International access 719-457-0820, passcode 1381490.
The financial table appended to this news release can be viewed directly at http://www.shareholder.com/ugi/APU/2Q08FinancialTable.pdf.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures due to high energy prices, the capacity to transport propane to our market areas and political, economic and regulatory conditions in the U. S. and abroad. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.
Comprehensive information about AmeriGas is available on the Internet at www.amerigas.com.

AP-04	###	4/30/08

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,
	2008	2007	2008	2007	2008	2007
Revenues:
Propane	$960,307	$764,773	$1,659,976	$1,334,697	$2,421,359	$2,021,637
Other	46,349	45,035	94,848	91,702	184,441	175,674

	1,006,656	809,808	1,754,824	1,426,399	2,605,800	2,197,311

Costs and expenses:
Cost of sales — propane	661,279	485,015	1,149,144	856,010	1,658,205	1,307,497
Cost of sales — other	14,717	15,289	33,199	33,000	72,324	70,181
Operating and administrative expenses	164,656	155,702	317,540	294,152	585,912	554,407
Depreciation	18,839	17,621	37,496	35,226	73,825	69,263
Amortization	1,183	953	2,350	1,915	4,494	4,161
Gain on sale of Arizona storage facility	—	—	—	—	(46,117)	—
Other (income), net	(7,305)	(4,032)	(12,150)	(8,424)	(21,298)	(15,784)

	853,369	670,548	1,527,579	1,211,879	2,327,345	1,989,725

Operating income	153,287	139,260	227,245	214,520	278,455	207,586
Interest expense	(18,697)	(17,816)	(36,927)	(35,789)	(72,625)	(71,536)

Income before income taxes and minority interests	134,590	121,444	190,318	178,731	205,830	136,050
Income tax expense	(84)	(139)	(777)	(1,050)	(573)	(1,128)
Minority interests	(1,556)	(1,419)	(2,286)	(2,155)	(2,744)	(2,010)

Net income	$132,950	$119,886	$187,255	$175,526	$202,513	$132,912

General partner’s interest in net income	$1,373	$1,199	$1,960	$1,755	$5,804	$1,329

Limited partners’ interest in net income	$131,577	$118,687	$185,295	$173,771	$196,709	$131,583

Income per limited partner unit (a)
Basic	$1.58	$1.47	$2.47	$2.37	$3.31	$2.32

Diluted	$1.58	$1.47	$2.46	$2.37	$3.31	$2.31

Average limited partner units outstanding:
Basic	57,005	56,822	56,999	56,814	56,920	56,806

Diluted	57,037	56,850	57,036	56,848	56,957	56,842

SUPPLEMENTAL INFORMATION:
Retail gallons sold (millions)	368.5	370.1	647.6	653.0	1,001.3	994.9
EBITDA (b)	$171,753	$156,415	$264,805	$249,506	$354,030	$279,000
Expenditures for property, plant and equipment:
Maintenance capital expenditures	5,585	5,819	12,897	13,167	26,939	24,261
Growth capital expenditures	7,508	11,336	18,379	25,524	39,410	49,539

(a)	In accordance with Emerging Issues Task Force Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128” (“EITF 03-6”), the Partnership calculates income per limited partner unit for each period according to distributions declared and participation rights in undistributed earnings, as if all of the earnings for the period had been distributed. In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the General Partner.

Theoretical distributions of net income in accordance with EITF 03-6 for the three, six and twelve months ended March 31, 2008 resulted in an increased allocation of net income to the General Partner which had the effect of decreasing earnings per diluted limited partner unit by $0.73, $0.79 and $0.15, respectively. Theoretical distributions of net income in accordance with EITF 03-6 for the three and the six months ended March 31, 2007 resulted in an increased allocation of net income to the General Partner which had the effect of decreasing earnings per diluted limited partner unit by $0.62 and $0.69, respectively. EITF 03-6 did not impact net income per limited partner unit for the twelve months ended March 31, 2007.

(b)	Earnings before interest expense, income taxes, depreciation and amortization (EBITDA) should not be considered as an alternative to net income (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States. Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to compare the Partnership’s operating performance with other companies within the propane industry and our ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from that used by other companies. Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation, and amortization from EBITDA, management also assesses the profitability of the business by comparing net income for the relevant years.
(continued)

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)
(continued)
Management also uses EBITDA to assess its profitability because the Partnership’s parent, UGI Corporation, uses the Partnership EBITDA to assess the profitability of the Partnership. UGI Corporation discloses the Partnership’s EBITDA as the profitability measure to comply with the requirement in Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information,” to provide profitability information about its domestic propane segment. Management also considers that weather significantly impacts demand for propane and profitability because many customers use propane for heating purposes.
The following table includes reconciliations of net income to EBITDA for all periods presented:

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,
	2008	2007	2008	2007	2008	2007
Net income	$132,950	$119,886	$187,255	$175,526	$202,513	$132,912
Income tax expense	84	139	777	1,050	573	1,128
Interest expense	18,697	17,816	36,927	35,789	72,625	71,536
Depreciation	18,839	17,621	37,496	35,226	73,825	69,263
Amortization	1,183	953	2,350	1,915	4,494	4,161

EBITDA	$171,753	$156,415	$264,805	$249,506	$354,030	$279,000

The following table includes a reconciliation of forecasted net income to forecasted EBITDA for the fiscal year ending September 30, 2008:

Forecast
Fiscal
Year
Ending
September 30,
2008
Net income (estimate)	$151,000
Interest expense (estimate)	73,000
Income tax expense (estimate)	1,000
Depreciation (estimate)	75,000
Amortization (estimate)	5,000

EBITDA (estimate)	$305,000